MINERALS TECHNOLOGIES INC. NONFUNDED
                         SUPPLEMENTAL RETIREMENT PLAN
                         ----------------------------


     1. Minerals Technologies Inc. (the "Company") shall make payments supplementing the amounts payable under the Minerals Technologies Inc. Retirement Annuity Plan (the "Retirement Annuity Plan") to employees who retire under the Retirement Annuity Plan and to terminated employees who at the time of their termination were entitled to receive benefits, including deferred vested benefits, under the Retirement Annuity Plan (hereafter, "employees") and whose benefits under the Retirement Annuity Plan in either case are limited, by reason of Section 415 and Section 401(a)(17) of the Internal Revenue Code, to amounts less than would be payable under the provisions of said Plan if calculated without reference to the limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code.

     2. To the extent practicable, such supplemental payments by the Company shall, in the case of each such employee, be substantially equal to the difference between the benefits payable under the Retirement Annuity Plan and the benefits that would be payable under the provisions of the Retirement Annuity Plan if calculated without reference to the limitations imposed by
Section 415 and Section 401(a)(17) of the Internal Revenue Code. For the purpose only of computing benefits that would otherwise be payable under the Retirement Annuity Plan to an employee, any income deferred by the employee pursuant to the Minerals Technologies Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan shall be added to the employee's Career Earnings, as determined under the Retirement Annuity Plan, in the year of such deferral.

     3.   (a)  Lump-sum Payment.   An employee eligible for retirement under the
Retirement Annuity Plan and entitled to benefits under this plan shall receive his or her payment in a single lump sum, as early as administratively practicable in the January of the calendar year next following his or her termination of employment, unless he or she elects to receive payment in equal annual installments under paragraph (b) below, or to receive a "same-year payment" under paragraph (c) below.

          (b)  Installment Payments.    An employee eligible for retirement
under the Retirement Annuity Plan or his or her beneficiary may receive payments in equal annual installments over a period of up to ten years, as determined by the employee, if (i) the employee elects to do so, or modifies a previous election in order to do so, at least ninety days prior to his or her retirement under the Retirement Annuity Plan, and (ii) as of the first business day of the January following such employee's retirement or death, the benefit to which he or she is entitled under this plan is at least $100,000. No payments under this paragraph (b) shall be made prior to the employee's next taxable year following termination of employment. All such future payments shall be made as early as administratively practicable in such January and each succeeding January, in accordance with the Company's procedures, until all installments have been paid.

          (c) Same-year Payment. An employee eligible for retirement under the Retirement Annuity Plan who wishes to receive, or for his or her beneficiary to receive, a payment in the year of the employee's termination must elect to do so no later than October 1 of the year preceding the employee's scheduled retirement date. Any such payment will be in a lump-sum, made as soon after the date of the employee's retirement as is administratively practicable.

          (d) Non-retirement Eligible Employees. An employee who is not eligible for retirement under the Retirement Annuity Plan and who terminates employment with the Company shall be paid the full amount due him or her in a lump-sum in the January of the calendar year next following the later of (i) his or her termination of employment or (ii) the date of his or her fifty-fifth birthday. If the employee is deceased at the time such payment becomes due, it will be made to his or her beneficiary.

          (e)  Valuation.     (i)  Benefits paid as same-year payments will be
valued as of the date of retirement, or the next business day if the date of
retirement is not a business day.  (ii)   Other benefits shall be valued as of
the first business day of the January following the date of termination of employment, in accordance with the administrative procedures of the Company.

     4. An employee's right to supplemental payments hereunder may not be assigned. If an employee does assign such right, the Company may disregard such assignment and discharge its obligation by making payment as though no such assignment had been made. Notwithstanding the above, an employee may elect, or may modify an election previously made, to name a beneficiary to whom in the event of the employee's death the Company shall make such lump sum payment or, if applicable, annual installment payments. If the employee fails to elect a beneficiary then the estate of the employee shall be considered his or her beneficiary hereunder.

     5. This Minerals Technologies Inc. Nonfunded Supplemental Retirement Plan shall be governed and construed in accordance with the laws of the state of Delaware.


                                        (January 1999)